EXHIBIT 10.11

RBS North America Services, Inc.
600 Steamboat Road
Greenwich, Connecticut 06830

Telephone: 203.625.2700

www.rbsgc.com

August 28, 2007

Robert Douglas Matthews, Jr.

Dear Robert

On behalf of RBS North America Services, Inc. (“RBS”), I am pleased to extend you an offer of employment on the following terms and conditions. Your employment with RBS will commence on or before 4th September 2007.

POSITION AND FUNCTION. You shall be employed as a Managing Director within RBS North America or in such other capacity of like status as RBS designates, based within a 50 mile radius of New York, New York, or in Stamford, Connecticut, reporting to the President and CEO, RBS North America or such other person as RBS may specify from time to time. Your employment will require domestic and international travel appropriate to your duties and responsibilities. RBS reserves the right to transfer your employment to any existing or future parent, subsidiary, affiliate, division, and branch of RBS or their respective successors, (collectively “affiliates”). During normal business hours, you will devote your full time and best professional efforts to RBS and its affiliates, including The Royal Bank of Scotland, plc located in North America, and The Royal Bank of Scotland Group Plc (“the Group”).

COMPENSATION.

(i)	You will be paid a base salary of $300,000 per annum, payable bi-weekly less appropriate deductions.

(ii)	In addition, you will be eligible for consideration for an annual discretionary bonus contingent on your and the firm’s satisfactory performance. At RBS, bonus compensation is discretionary and not generally guaranteed, however for calendar year 2007 only, provided you have not resigned, given notice of your intent to resign or been terminated for Wrongful Conduct (as defined below) prior to the payment date, you are guaranteed a minimum bonus of $300,000 (“Guaranteed Compensation”), Any Guaranteed Compensation owed to you will be paid in cash in March 2008 when bonuses are paid to RBS employees generally. All amounts will be subject to required tax and other withholdings.

(iii)	Each year, The Group will award deferred compensation to you with an on-target economic value of $600,000, whether this be in the form of restricted stock, performance shares, options or a mix of these long term vehicles, The deferred compensation vehicle for our newly formed RBS America entity is not yet finalized. If the annualized economic value of awards to you under the standard RBS America long-term incentive structure is less than the value stated above, we will adjust other elements of your package to keep the overall compensation value whole. Our default position would be to deliver the deferred compensation value as restricted stock.

STOCK BUYOUT. To the extent that you have outstanding unvested deferred compensation awards from Citigroup and that these are forfeited at the time your employment with Citigroup terminates, we will compensate you for the value foregone, based on the intrinsic value of restricted stock and stock options foregone. This compensation would be subject to production of suitable supporting documentation of both the original awards and their forfeiture.

BENEFITS. You shall be entitled to (4) weeks vacation in each calendar year and such other benefits as are provided to senior managers of RBS generally, and shall be subject to the personnel policies applicable to RBS employees. As a full-time employee, you are eligible to participate in the RBS employee benefits program, which includes medical, dental, disability, accident and life insurance coverage as well as a 401(k) Retirement Savings Plan. Some of these plans require contributions for coverage that are made through payroll deductions. You should note that your coverage for these plans becomes effective when you submit your completed enrollment forms to Human Resources provided you enroll within 30 days of your start date and you are actively at work on that date. All benefit plans are subject to modification or termination at the firm’s discretion.

TERMINATION FOR WRONGFUL CONDUCT. For purposes of the above, Wrongful Conduct means (a) your conviction of or plea of guilty or nolo contendre to a felony or to a misdemeanor involving dishonesty; (b) your misconduct or gross negligence in the conduct of your duties, including the failure to abide by reasonable instructions of RBS management; (c) a determination by RBS that you have violated the Federal or state securities laws or regulations; (d) fraud or embezzlement against RBS or its clients; or (e) a determination by RBS that you have committed a material violation of the Group’s Global Code of Conduct and other written policies which have been communicated to you in writing; or (f) a determination by RBS that you have engaged in conduct which is materially injurious to the business or reputation of RBS.

NOTICE OF INTENT TO LEAVE AND NON-SOLICITATION. You agree that (i) you will provide RBS with 90 days’ prior notice of your intent to leave the employ of RBS for any reason; (ii) for the duration of your employment and for a period of 90 days thereafter, you will not directly or indirectly solicit, hire, or assist in soliciting or hiring, any person who is employed during such period by RBS or its affiliates; nor will you induce any such person to: (a) terminate his or her employment with RBS or its affiliates or (b) accept employment with anyone other than RBS or its affiliates; and, (iii) for a period of 90 days following termination of your employment, you will not directly or indirectly solicit, or assist in soliciting for business any customer introduced to you by RBS or its parent the The Group, or any customer of RBS or its affiliates with whom you had material contact during your employment by RBS nor will you induce or encourage any such customer to terminate its relationship with RBS or its affiliates or to divert business away from RBS or its affiliates; and, (iv) for a period of 90 days following termination of your employment, you will not hold any position as employee, director, officer, consultant, partner, agent or principal in or with any business which is the same or similar type to the business of RBS or its affiliates and which is or is likely to be or which becomes a business in competition with RBS or its affiliates; provided that the foregoing restrictions following termination of your employment shall not apply if RBS terminates your employment other than for Wrongful Conduct.

You agree that the provisions of clauses (i), (ii), (iii) and (iv) of the preceding paragraph are reasonable and survive the Guaranteed Compensation payment date and that in the event you violate any of them, you acknowledge that RBS will be subject to irreparable harm entitling it, in addition to statutory or common law remedies, to immediate injunctive or other equitable relief. You hereby acknowledge that but for these provisions, RBS would not agree to the financial commitment contemplated by this letter agreement.

EMPLOYEE REPRESENTATIONS. In accepting this offer, you represent and warrant to RBS that you are not subject to any agreement or understanding with any current or prior employer or business (or any other entity or person) which would in any manner preclude you from fulfilling any of the duties or obligations you would have with RBS or which would result in any additional payment from RBS. You further recognize and agree that, to the extent you possess any confidential, proprietary or trade secret information of a third party, you may not and shall not use or disclose such information in performing your duties for RBS.

You understand that as a condition of your employment, you will be asked to complete various benefit and legal forms, including an acknowledgement of policies and procedures, a confidentiality and assignment of developments agreement, and an arbitration agreement. If you currently have any brokerage account(s), please bring your account information including the account number(s), the brokerage firm’s name and address, and your broker’s name on your first day of employment. You will also need birth dates and social security numbers of any dependents you wish to cover under the benefits program.

Please note that this offer is contingent on the results of the background check being satisfactory to RBS. This offer is also contingent upon your ability to provide documents which prove your identity and demonstrate your authorization to work in the United States. A list of acceptable documentation is included in the enclosed materials. Please be prepared to provide this information on your first day of employment. Federal law requires that, if this documentation is not provided within 3 days of your start date, you must be removed from the firm’s payroll.

Please note that employment with RBS is at-will, meaning that your employment may be terminated at any time with or without cause, and with or without notice, at the option of either RBS or yourself and therefore the above-compensation guarantee does not guarantee continued employment with RBS, and nothing in this letter should be construed as creating a contract of employment for a fixed duration.

You agree that no agreements or representations, verbal or written, with respect to the subject matter of our offer have been made to you other than those set forth in this letter. To the extent any such agreements or representations were made, this letter supersedes any and all previous offers, statements, agreements and representations made to you in the course of discussions and negotiations for this position.

Please indicate your acceptance of this offer by signing below and returning a copy of this letter to us by September 4, 2007.

Robert, congratulations. We look forward to your joining the firm.

Very truly yours,

/s/ Rebekah Brummell
Rebekah Brummell
Senior Vice President-Human Resources
RBS North America Services, Inc.

Accepted and Agreed:

Robert Douglas Matthews, Jr.